Exhibit 10.1

ARIAD PHARMACEUTICALS, INC.

2005 EXECUTIVE COMPENSATION PLAN

Effective October 1, 2005

ARIAD PHARMACEUTICALS, INC.

2005 EXECUTIVE COMPENSATION PLAN

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ARIAD PHARMACEUTICALS, INC.

2005 EXECUTIVE COMPENSATION PLAN

ARIAD Pharmaceuticals, Inc. (the “Company”) hereby adopts the 2005 ARIAD Pharmaceuticals, Inc. Executive Compensation Plan, to be effective as of October 1, 2005 (the “Effective Date”), as more fully set forth herein (the “Plan”).

ARTICLE I

PURPOSE

1.1 Purpose. The purpose of the Plan is to assist the Company and any Affiliate (as defined below) to recruit, motivate and retain executive officers, key employees and key advisors who will contribute to the Company’s long range success by providing incentives in a form that will reward superior performance and provide tax-advantaged savings opportunities.

1.2 Intent. The Plan is intended to be an unfunded deferred compensation arrangement for the benefit of a select group of management and highly compensated employees of the Company and its Affiliates, within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). As such, the Plan is intended to be a “top hat” plan exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. Any obligation of the Company or its Affiliates to pay benefits hereunder shall be deemed to be an unsecured promise, and any right of a Participant (as defined below) or Beneficiary (as defined below) to enforce such obligation shall be solely as a general creditor of the Company.

ARTICLE II

DEFINITIONS

2.1 “Account” means one or more bookkeeping entries maintained by the Committee with respect to each Participant.

2.2 “Affiliate” means any corporation or other form of entity of which the Company owns, directly or indirectly, fifty percent or more of the total combined voting power of all classes of stock or other equity interests, provided that such entity is designated by the Committee as a participating entity hereunder.

2.3 “Award”means a credit made to a Participant’s Account in accordance with the provisions of Article V hereof, as the case may be. An Award may either be an Annual Award under Section 5.1 or an Initial Award under Section 5.2.

2.4 “Beneficiary” means the person, persons, entity or entities designated by a Participant in accordance with Article VIII of the Plan. If no Beneficiary is designated with respect to the Plan, a Participant’s designation made under the Prior Plan shall control; if there is no such designation or such designation cannot be administered, a Participant’s designation under the ARIAD Retirement Savings Plan (or the default provisions thereof) shall control.

2.5 “Board”or “Board of Directors”means the Board of Directors of the Company.

2.6 “Bonus”means remuneration that is “performance-based compensation,” as defined by Section 409A(a)(4)(B)(iii) of the Code, that is designated as a Bonus by the Committee and which relates to services performed by a Participant during a performance period of at least twelve months. A Bonus shall not include an Award granted under Article V of the Plan.

2.7 “Change of Control”means the occurrence of any of the following events:

(a) Any corporation, person or other entity makes a tender or exchange offer for shares of the Company's common stock pursuant to which such corporation, person or other entity acquires more than 50% of the issued and outstanding shares of the Company's Common Stock;

(b) The stockholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation or to sell or otherwise dispose of all or substantially all of the Company's assets; or

(c) Any person within the meaning of Section 3(a)(9) or Section 13(d) of the Securities Exchange Act of 1934 acquires more than 50% of the combined voting power of Company's issued and outstanding voting securities entitled to vote in the election of the Board.

The Committee shall determine whether a Change of Control has occurred.

2.8 “Code”means the Internal Revenue Code of 1986, as amended, related regulations and, in the absence of regulations, revenue rulings, revenue procedures, notices or transition guidance from the IRS.

2.9 “Committee”means the Compensation Committee of the Board, which shall act as the administrator of the Plan.

2.10 “Company”means ARIAD Pharmaceuticals, Inc. or its successor.

2.11 “Compensation”means the Participant’s Salary and Bonus.

2.12 “Deferrals” means the portion of Compensation that a Participant elects to defer under the Plan in accordance with Section 4.1.

2.13 “Deferral Election” means the separate written agreement, submitted to the Committee, by which a Participant agrees to participate in the Plan and make Deferrals.

2.14 “Installment Period”means the period for paying installments as elected by the Participant under a Payment Election Form that complies with Section 7.3(a).

2.15 “Investment Funds”means the investment funds designated by the Committee from time to time for the purpose of determining the investment return to be credited to each Participant’s Account. Participants shall not have the right to designate Investment Funds.

2.16 “Participant” means an executive officer, key employee or key advisor of the Company or its Affiliates for whom an Account is maintained hereunder.

2.17 “Payment Date” means the last day of the first calendar month that is at least sixty (60) days after the date or event triggering payment under the Plan, or as soon as practicable thereafter.

2.18 “Payment Election Form”means a form required to be used by Participants to elect the time and form of benefit payments under Section 7.1 of the Plan.

2.19 “Plan” means this 2005 ARIAD Pharmaceuticals, Inc. Executive Compensation Plan, as the same may be amended or restated from time to time.

2.20 “Plan Year” means the 12-month period beginning each January 1st and ending each December 31st; provided, however, that the first Plan Year means the period from October 1, 2005 to December 31, 2005.

2.21 “Prior Plan” means the ARIAD Pharmaceuticals, Inc. Executive Compensation Plan, which was first approved on September 16, 1997.

2.22 “Salary”means a Participant’s base salary rate or rates in effect at the time of a Participant’s Deferral Election.

2.23 “Separation from Service”means cessation of service with the Company and its Affiliates within the meaning of Section 409A of the Code.

2.24 “Unforeseeable Emergency” means the occurrence of a severe financial hardship. Such hardship shall be attributable to a sudden and unexpected illness or accident of the Participant or his or her spouse or dependents, the loss of property due to casualty or similar extraordinary and unforeseeable circumstances beyond the control of a Participant.

2.25 “Valuation Date” means (a) the last day of each calendar quarter for purposes of periodically adjusting Account balances under Article VI, (b) the last day of the calendar month for purposes of paying Account balances under Articles VII, VIII and XI, and (c) any other date or dates as may be designated in good faith by the Committee.

ARTICLE III

PARTICIPATION

3.1 Eligibility. Executive officers, key employees and key advisors of the Company or an Affiliate shall participate in the Plan when and as designated by the Committee in its sole discretion, which designation may be made individually or by groups or categories, in the discretion of the Committee. The Committee shall notify each individual who becomes eligible to participate in the Plan. Without the necessity of further action, Participants hereunder shall include those individuals listed on Schedule A hereto, which shall be deemed a part of the Plan by this reference.

3.2 Loss of Eligible Status. If the Committee determines that a Participant shall no longer be eligible to participate in the Plan, such Participant shall no longer be entitled to receive an Award or make Deferrals thereafter. However, amounts credited to the Account of such Participant shall continue to be held pursuant to the terms of the Plan and shall be distributed as provided in Article VII or Article VIII.

ARTICLE IV

DEFERRALS

4.1 Right to Defer Compensation. The Committee may from time to time in its sole discretion allow Participants to defer payment of part of their Compensation under the Plan on a pre-tax basis under this Article IV. If a Participant is allowed to defer Compensation for a Plan Year, the Committee shall credit to the Account of a Participant an amount equal to the amount designated in the Participant’s Deferral Election for that Plan Year. Amounts shall not be made available to such Participant, except as provided in Article VII, and shall reduce such Participant’s Compensation in accordance with the provisions of the applicable Deferral Election.

4.2 Timing for Deferral Elections. A Deferral Election shall be void with respect to Salary unless submitted before the beginning of the calendar year during which the amount to be deferred will be earned. A Deferral Election shall be void with respect to any Bonus unless submitted at least six months prior to the end of the twelve month period over which the services for such Bonus are performed. Notwithstanding the foregoing, in the year in which the Plan is first adopted or an individual is first eligible to participate, such Deferral Election may be filed within thirty (30) days of the date on which the Plan is adopted or the date on which such individual is first eligible to participate, respectively, with respect to Compensation earned during the remainder of the calendar year after the filing and acceptance of such Deferral Election. A Deferral Election must be delivered to the Committee before any Deferrals can become effective.

4.3 Matters for Deferral Election. A Participant’s Deferral Election shall, subject to the limitation set forth in Section 4.4 hereof, designate the amount of Compensation to be deferred on the Participant’s behalf as a fixed dollar amount, the Beneficiary to receive any Death Benefits and such other items as may be prescribed by the Committee. A Participant shall file a Payment Election Form (as defined in Section 7.1 below) with the Committee at the same time as a Deferral Election. A Deferral Election filed by a Participant for a Plan Year shall be irrevocable after the beginning of such Plan Year except as permitted by the Committee and allowed consistent with the requirements of Section 409A of the Code.

4.4 Minimum and Maximum Deferral. The minimum amount that may be deferred hereunder each Plan Year is ten thousand dollars ($10,000). The maximum amount that may be deferred hereunder each Plan Year is fifty percent (50%) of the Participant’s Salary and one hundred percent (100%) of the Participant’s Bonus.

4.5 Vesting. A Participant shall have a fully vested right to the portion of his or her Account attributable to Deferrals and any earnings or losses on the deemed investment of the Deferrals at all times.

ARTICLE V

AWARDS

5.1 Annual Awards. The Committee reserves the right annually to award credits (each, an “Annual Award”) to Accounts in its sole discretion. The Committee may grant Annual Awards in such amounts and in such manner as it considers appropriate or desirable.

(a) Performance-based Awards. Performance-based Awards shall be based on a Participant attaining pre-established organizational or individual performance criteria over a performance period of at least twelve months or other circumstances as described below. Performance criteria may be objective or subjective in nature, provided that the criteria relate to the performance of the Participant, a group of service providers that includes the Participant, the Company, or any business unit (including an Affiliate) to which the Participant provides services. The Committee shall establish performance criteria not later than ninety days after the beginning of the performance period, provided that the outcome is not substantially certain at the time the criteria are established. The Committee shall independently determine to what extent performance criteria have been satisfied for an Award. The Committee shall grant and administer performance-based Awards so to qualify as “performance-based compensation” as defined under Section 409A(a)(4)(B)(iii) of the Code.

(b) Ad Hoc Awards. The Committee may grant an Annual Award in a form other than a performance based Award under Section 5.1(a) above, provided that the grant must be subject to a bona fide vesting condition requiring continued services by the Participant over a period of at least twelve months

A Participant who receives an Annual Award with respect to all or part of a Plan Year shall not have the right to receive an Annual Award in a subsequent Plan Year. Any power that may be exercised by the Committee under this Section 5.1 may be delegated to an officer of the Company as provided under Section 9.3 below.

5.2 Initial Award. An individual providing services to the Company or an Affiliate who became a Participant on the Effective Date and who participated in the Prior Plan shall receive an Initial Award under this Section 5.2 equal to the “Rollover Amount” (as defined under Section 3.10 of the Prior Plan) and any additional amount that may be determined by the Committee in its sole discretion. Except as provided to the contrary in Section 5.4 below, the Initial Award shall be subject to the same terms and conditions as any other Award granted under the Plan.

5.3 Vesting of Annual Awards. A Participant shall have a vested right to the portion of his or her Account attributable to a specific Annual Award and any earnings or losses on the deemed investment of such Annual Awards according to such vesting schedule as the Committee shall determine at the time an Annual Award is made.

5.4 Vesting of Initial Award. A Participant shall have a vested right to the portion of his or her Account attributable to his or her Rollover Amount and any earnings or losses on the investment of his or her Rollover Amount according to the vesting schedule as in effect under Section 3.4 of the Prior Plan. Any additional amount that may be determined by the Committee as part of the Initial Award shall vest (a) fifty percent upon the first anniversary of the grant date and (b) one hundred percent upon the second anniversary of the grant date; provided that the Participant is then employed or otherwise providing services to the Company and/or its Affiliates on such date.

5.5 Change of Control. Notwithstanding anything to the contrary in Sections 5.3 and 5.4, the Committee may elect to accelerate the vesting of some or all amounts credited to a Participant’s Account upon a Change of Control.

5.6 Amounts Not Vested. Any amounts credited to a Participant’s Account with respect to an Award granted under Article V and any earnings or losses on the investment of such Awards that are not vested at the time of the Participant’s Separation from Service shall be forfeited.

ARTICLE VI

ACCOUNTS AND ACCOUNTING

6.1 Establishment of Accounts. The Committee shall establish and maintain an Account with respect to each Participant. The Committee shall establish and maintain sub-accounts as it determines are necessary, appropriate or desirable to track vested amounts and to administer Payment Elections under the Plan.

6.2 Status of Accounts. Accounts are bookkeeping entries only. Assets that may be set aside by the Company or an Affiliate to pay for Plan benefits shall not create a trust or other form of fiduciary relationship between the Company, its Affiliates and any persons entitled to a benefit under the Plan. No Participant or Beneficiary shall have rights or interests in any specific asset of the Company or of any Affiliate under the Plan.

6.3 Investment Funds. The Committee shall credit a “hypothetical rate of return” to the Accounts on each Valuation Date. The rate shall equal the actual investment performance of one or more Investment Funds selected by the Committee. The Committee shall have the right to add and delete investment funds, on a prospective basis. Each Participant’s Account will be credited monthly with a “hypothetical rate of return” under Section 6.4 until the amount in each Participant’s Account is completely distributed to the Participant. Nothing contained in this Article VI shall in any way require the Company to make actual investments of deferred amounts in any particular investment vehicle, including the Investment Funds.

6.4 Accounting. As of each Valuation Date, each Account:

(a) will be increased or decreased to reflect the investment experience of the Investment Funds selected by the Committee for the period since the immediately preceding Valuation Date;

(b) will be credited with the amount of any Deferral or Award made on a Participant’s behalf since the immediately preceding Valuation Date;

(c) will be reduced by the amount of any payment from the Account made since the immediately preceding Valuation Date, including any tax withholding payments made under Section 10.4; and

(d) will be reduced by the amount of any forfeitures since the immediately preceding Valuation Date.

ARTICLE VII

PAYMENT OF ACCOUNTS

7.1 Payment Elections. A Participant shall file a “Payment Election Form” designating the time and form of payment of his or her Account with the Committee. Designations may be made separately with respect to each Award and Deferral except as otherwise provided by the Committee. To be valid, a Payment Election Form must be filed as follows:

(a) Initial Award: no later than 90 days after the Effective Date.

(b) Performance-based Award: not later than the end of the sixth month after the beginning of the performance period for that Annual Award.

(c) Ad hoc Award: not later than thirty days after the grant date.

(d) Deferral: at the same time as the applicable Deferral Election under Article IV of the Plan.

A Payment Election Form shall be irrevocable except that it can be changed prior to the applicable deadlines noted above or as allowed under Section 7.5 below. A Participant’s failure to properly and timely file a Payment Election Form shall result in payment being made in a lump sum not later than two and one-half months after the calendar year in which such Deferral or Award first becomes vested..

7.2 Time of Payment. A Participant is eligible to receive payment in connection with:

(a) a specified date, which may include vesting of an Award,

(b) the first anniversary of the Participant’s Separation from Service, or

(c) the earlier of (a) or (b) (each, a “Benefit Eligibility Date”).

Payment of a Participant’s Account shall commence on the Payment Date that immediately follows the Benefit Eligibility Date elected by the Participant; provided, however, that a Participant may modify his or her Payment Election Form to change the time of payment under Section 7.5. The Committee shall establish rules from time to time setting forth which dates may be specified by a Participant in a Payment Election Form consistent with the requirements of Section 409A of the Code. Notwithstanding the elected time of payment, the Committee may elect to accelerate payment of a Participant’s Account under either Section 7.6 (regarding small payments) and Section 7.8 (regarding a Change of Control).

7.3 Forms of Payment. To the extent provided by the Committee, Participant may elect in his or her Payment Election Form one of the following forms of payment with respect to any Award or Deferral (including any applicable earnings): (a) substantially equal annual installment payments for a period not to exceed 20 years, or (b) a single-sum payment. A Participant may modify his or her Payment Election Form to change the form of payment under Section 7.5. Notwithstanding the elected form of payment, the Committee may elect to pay a Participant’s Account in a single lump sum under Section 7.6 (regarding small payments) and Section 7.8 (regarding a Change of Control).

7.4 Amount of Participant’s Account Available for Payment. The amount of a Participant’s Account available for payment shall be determined as follows:

(a) Lump Sum Payment. The amount of any lump sum payment shall equal the Participant’s vested Account balance as of the Valuation Date that immediately precedes the applicable Payment Date.

(b) Installment Payment. The amount of any installment payment shall equal the Participant’s vested Account balance as of the Valuation Date that immediately precedes the applicable Payment Date, multiplied by a fraction (i) the numerator of which is one, and (ii) the denominator of which is the number of annual installments then remaining to be paid under the Participant’s Payment Election Form. The Participant’s Account shall be adjusted under Article VI during the Installment Period.

7.5 Changes to Payment Election Form. A Participant shall be entitled to modify his or her Payment Election Form to change the time of payment, form of payment or both under the Plan by providing an amended Payment Election Form provided that the modification:

(a) will be effective no earlier than twelve months following the date on which it is received and accepted by the Committee;

(b) shall be received and accepted not less than 12 months prior to the date on which distributions are otherwise scheduled to commence;

(c) shall designate a new Benefit Eligibility Date that is not less than five years after the Benefit Eligibility Date then in effect;

(d) will not result in an acceleration of payments except to the extent allowed under Section 409A; and

(e) complies with all rules and regulations established by the Committee for changes to payment elections.

7.6 Small Payment. If the value of a Participant’s Account balance is $10,000 or less as of the Valuation Date immediately following a Participant’s Benefit Eligibility Date, then notwithstanding any provision of this Article to the contrary, the Committee may distribute the value of that Account as a single-sum payment as of the Payment Date that coincides with or immediately follows his or her Benefit Eligibility Date, and no additional benefit shall be payable hereunder.

7.7 Hardship Withdrawals. If a Participant experiences an Unforeseeable Emergency, such Participant shall be permitted to withdraw all or a portion of his or her vested Accounts in the form of an immediate single-sum payment, subject to the following limitations:

(a) A request for withdrawal shall be made, in writing, and shall set forth the circumstances surrounding the Unforeseeable Emergency. As a condition of and part of such request, the Participant shall provide to the Committee his or her written representation that:

(i) the hardship cannot be relieved by insurance or other reimbursement reasonably available to the Participant,

(ii) the hardship cannot be relieved by the cessation of Deferrals under the Plan, and

(iii) the hardship can only be relieved by liquidation of the Participant’s assets and any such liquidation would itself result in severe damage or injury to the Participant.

The Committee shall be entitled to request such additional information as may be reasonably required to determine whether an Unforeseeable Emergency exists and the amount of the hardship and to establish additional conditions precedent to the review or granting of a request for a withdrawal on account of an Unforeseeable Emergency.

(b) If the Committee determines that an Unforeseeable Emergency exists, the Committee shall authorize the immediate distribution of an amount required to meet the financial need created by such hardship, including any taxes payable on account of such withdrawal.

7.8 Change of Control. The Committee may elect to pay all Accounts in a single lump sum to Participants and Beneficiaries on or up to one (1) year after a Change of Control to the extent allowed under Section 409A of the Code. The Committee shall establish the Valuation Date and Payment Date for any lump sum payment to be made under this Section 7.8, provided that the Payment Date in no event shall be later than the first anniversary of the Change of Control.

7.9 Forfeiture. Notwithstanding any other provision of the Plan, all Accounts, whether vested or not, shall be forfeited upon the occurrence of any of the following events:

(a) Termination of Participant’s service relationship for “cause” as defined in the Participant’s employment, consulting or other service related agreement with the Company or its Affiliates;

(b) Violation of the non-compete or non-solicitation provision of the Participant’s employment, consulting or other service related agreement with the Company or its Affiliates; or

(c) Failure to comply with the conflicts of interest provisions of the Participant’s employment, consulting or other service related agreement with the Company or its Affiliates.

In addition, the Company shall have a right of action against the Participant with respect to any amounts distributed from the Plan before discovering the Participant’s conduct described in (a), (b) or (c) above. The Committee, in its sole discretion and with the consent of the Board, may reinstate any amounts which would otherwise be forfeited under this Section 7.9.

ARTICLE VIII

DEATH BENEFITS

8.1 Beneficiary Designation. A Participant shall be entitled to designate one or more Beneficiaries and the manner of payment to each Beneficiary on forms provided by the Committee. A Participant may modify a beneficiary designation by delivering a new designation to the Committee. Any designation or modification shall be effective upon its receipt and acceptance by the Committee.

8.2 Participant’s Death Before Scheduled Time for Payment. A Participant’s Beneficiary shall be paid a lump sum death benefit if a Participant dies before his or her Benefit Eligibility Date, as modified under Section 7.5. The amount of the lump sum payment shall be equal the vested portion of the Participant’s Account as of the Valuation Date immediately following the Participant’s death. Payment shall be made as of the Payment Date that coincides with or immediately follows the Participant’s death.

8.3 Participant’s Death During Installment Period. The Company shall continue to pay any installments that commenced during the Participant’s lifetime and that remain to be paid after a Participant’s death to the Participant’s Beneficiary. Payments shall be made at such times and in such amounts as provided in the deceased Participant’s Payment Election Form.

8.4 Death of Beneficiary. Any death benefit that remains to be paid from the Plan following a Beneficiary’s death shall be paid to one or more persons designated in writing by the Beneficiary in such form and in such manner as required by the Committee. If a Beneficiary fails to make a designation or the Committee rejects a designation, any remaining death benefit shall be paid to the estate of such Beneficiary.

8.5 Small Payments. If the value of an Account balance is $10,000 or less as of the Valuation Date immediately preceding the scheduled payment of a death benefit, then notwithstanding any provision of this Article to the contrary, the Committee may distribute the value of that Account to the affected Beneficiary or Beneficiaries as a single-sum payment as of the Payment Date that coincides with or immediately follows the date of the Participant’s death, and no additional benefit shall be payable under the Plan.

ARTICLE IX

PLAN ADMINISTRATION

9.1 Powers. The Committee shall administer the Plan. The Committee shall have discretionary authority to take any and all actions it deems necessary, appropriate to administer the Plan, including the following:

(a) interpret Plan provisions, including, without limitation, correcting any defect, supplying any omission or reconciling any inconsistency in the Plan,

(b) determine all questions arising under the Plan including, without limitation, all questions concerning administration, eligibility, benefit amounts, timing of payments and the interpretation of any form or other document related to the Plan,

(c) reject or modify any Deferral Election, Payment Election Form, Beneficiary Designation or other form filed by a Participant or Beneficiary with the Committee,

(d) modify Awards, including, without limitation, changing the vesting terms applicable to an Award,

(e) prescribe, amend and rescind rules and administrative procedures relating to the operation of the Plan,

(f) select special Valuation Dates, and

(g) engage the services of independent professionals and administrative personnel as it deems necessary to administer the Plan.

Any Committee determination or interpretation shall be binding on all parties and need not be uniform as to all interested parties.

9.2 Payments. The Committee shall have the discretionary authority to finally determine the time and amount of any payment under the Plan, subject to the provisions of the Plan and any properly filed Payment Election Form.

9.3 Delegation of Administrative Authority. The Committee may delegate to appropriate officers of the Company or its Affiliates all or any portion of the power and authority granted to it under the Plan, subject to any limitations imposed under applicable law. Notwithstanding the foregoing, the Committee shall in no event delegate its authority in a manner that allows a Participant to grant an Award to himself or herself or to determine whether he or she has met performance criteria for a performance based Award under Section 5.1(a). The Committee’s delegation authority is discretionary and may be exercised orally or in writing. An officer acting under delegated authority shall be deemed to possess the power and authority granted to the Committee. Without requirement of further action, the Committee shall be deemed to have delegated to its appropriate officers:

(a) the authority to review and administer all payments under the Plan; and

(b) the authority to make such ministerial amendments to the Plan or any ancillary form or document related to the Plan to the extent reasonably necessary to facilitate its administration or to avoid Federal income taxation on Accounts prior to payment or to maintain the Plan’s status as an unfunded “top hat” plan under ERISA.

9.4 Claims. If a person claiming status as a Participant or Beneficiary (each, a “Claimant”) believes a benefit is payable to him or her under the Plan, the Claimant may request payment in writing, on forms acceptable to the Committee. If a payment request is disputed or denied by the Committee, the following action shall be taken:

(a) First, the Claimant shall be notified, in writing, of the dispute or denial as soon as reasonably possible (but no later than ninety days) after receipt of the payment request. The notice shall set forth the specific reasons for the denial, including any relevant provisions of the Plan, and shall explain the review procedures of the Plan.

(b) Second, the Claimant shall be entitled to a full review of his or her payment request. A Claimant desiring a review of the dispute or denial must request review, in writing, not later than sixty days after the notification of the dispute or denial is received.

The Committee shall render a final decision within sixty days after receiving a Claimant’s review request. If special circumstances require an extension of time, the Committee shall notify the Claimant, in writing, and the decision shall be rendered no later than one hundred and twenty days after the receipt of the request. The Committee’s final decision shall be in writing and shall include specific reasons for the action taken and specific references to the Plan provisions on which the decision is based.

Nothing in this Section 9.4 shall modify, amend or otherwise detract from the validity and enforcement of the forfeiture provisions in Section 7.8.

9.5 Fees and Expenses. The Company shall bear all costs, fees and expenses associated with the establishment, administration, and maintenance of the Plan.

9.6 Facility of Payment. If the Committee determines that any person to whom a benefit is payable hereunder is or may be unable to care for his or her affairs on account of an illness or accident, or is a minor, then any benefit due such person may be paid to such person’s spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person. Any such payment shall be deemed to discharge, in full, the liability of the Plan and the Company therefore.

ARTICLE X

PARTICIPANTS’ RIGHTS

10.1 Spendthrift Provision. No Participant or Beneficiary shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber any amount payable under the Plan. No amount payable under the Plan shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debt, judgment, alimony or separate maintenance owed by a Participant or Beneficiary. No amount payable under the Plan shall be transferable by operation of law if a Participant or Beneficiary becomes bankrupt or insolvent.

10.2 No Continued Employment. No Participant shall have any right to continue in the employ or other service of the Company or an Affiliate for any period of time or any right to continue his or her present or any other rate of compensation on account of participation in the Plan.

10.3 Obligation for Benefit Payments. Notwithstanding any provision of the Plan to the contrary, the payment of Plan benefits shall remain the obligation of the Company or the Affiliate that employed the Participant. If the Participant’s employer designates an affiliated third-party to pay that Participant’s benefits and the third-party’s assets are insufficient to pay all Plan benefits, the Participant’s employer shall be responsible to pay any deficiency.

10.4 Taxes. The Company or an Affiliate shall withhold as a condition of payment, or as a condition of the crediting of a Deferral or an Award, the amount of any income, employment or other taxes required to be withheld under applicable Federal or state law. Any taxes may be withheld from Accounts at any time or from any amount otherwise payable from the Company or an Affiliate to a Participant or Beneficiary.

ARTICLE XI

MISCELLANEOUS

11.1 Termination of Plan.

(a) The Board of Directors shall have the right to terminate the Plan at any time. Plan termination shall not reduce the amount payable to Participants and Beneficiaries. Upon plan termination:

(1) no additional Deferrals or Awards shall be credited to Accounts,

(2) amounts then credited to Accounts shall continue to be credited with investment experience under Article VI, and

(3) Plan Accounts shall be paid in accordance with outstanding Payment Election Forms and Article VII.

(b) Notwithstanding Section 11(a) above, the Company may elect to make a lump sum payment to all persons entitled to Plan benefits following plan termination. The amount to be paid shall equal the payee’s Account balance as of the Valuation Date immediately following the plan termination. Payment of Plan benefits can be accelerated under this Section 11(b) only if all of the conditions are satisfied:

(i) all arrangements of the same type (as determined under Section 409A) as the Plan are also terminated with respect to all employees who participate in the Plan,

(ii) no payments other than those otherwise payable under the terms of the Plan absent a termination of the Plan are made within twelve months of the Board vote to terminate the Plan,

(iii) all payments on account of plan termination under this Section 11(b) are made within twenty-four months of the Board vote to terminate the Plan, and

(iv) the Company does not adopt a new arrangement that would be aggregated with the Plan under Section 409A at any time during the five years following the Board vote to terminate the Plan.

11.2 Section 409A.

(a) The Plan is intended to comply and shall be interpreted and construed in a manner consistent with the provisions of Section 409A of the Code. Any Plan provision that would cause amounts allocated to an Account to be subject to Federal income tax prior to payment shall be void as of the Effective Date without the necessity of further action by the Board or the Committee.

(b) There shall be no acceleration of the time or schedule of any payment under the Plan except as permitted under Section 409A. Distributions shall not be made to an employee while employed by the Company except as provided under a timely and properly filed Payment Election Form (under Section 7.1 above), an Unforeseeable Emergency (but only to the extent permitted under Section 7.7), a Change of Control (but only to the extent allowed under Section 7.8), the Plan’s termination (but only to the extent permitted under Section 11.1(b) above) or a requirement to pay employment related taxes.

(c) There shall be no subsequent deferral of the time or schedule of any payment under the Plan except as allowed under Section 7.5.

(d) All references to Section 409A in the Plan shall also refer to Notice 2005-1 (as applicable to periods prior to January 1, 2007) and Treasury regulations (as applicable to periods after December 31, 2006).

(e) The provisions of the Plan shall not apply to the Prior Plan or constitute a material modification of the Prior Plan.

11.3 Delay in Payment of Plan Benefits.

(a) There shall be a delay of any payment otherwise required under the Plan if it would (i) violate securities laws, or (ii) violate a loan covenant or other contractual term to which the Company is a party, and that violation would result in material harm to the Company. The delay shall last until the first calendar year in which the Company reasonably anticipates that the payment would not violate these restrictions.

(b) There shall be a delay of any payment otherwise required under the Plan if the deduction for the payment will be limited or eliminated by Section 162(m) of the Code. The delay shall last until the first calendar year in which the Company reasonably anticipates that the deduction of the payment will not be limited or eliminated under Section 162(m) or, if earlier, the calendar year in which the Participant separates from service.

(c) The Company shall be entitled to add to the list of events that will result in a delay of payments under this Section 11.3 to the extent allowed under guidance issued by the Treasury or Internal Revenue Service under Section 409A.

11.4 Inurement. The Plan shall be binding upon and shall inure to the benefit of the Company, each Participant and Beneficiary and their respective heirs, executors, administrators, successors and assigns.

11.5 No Effect on Other Benefits. Any compensation paid or benefits provided to a Participant shall be in addition to, and not in lieu of, the benefits provided under the Plan. Nothing in the Plan shall be construed as limiting, varying or reducing the provision of any benefit available to a Participant, a Participant’s estate or Beneficiary under any employment agreement, retirement plan, including any qualified pension or profit-sharing plan, health, disability or life insurance plan or any other form of agreement or arrangement between the Company, an Affiliate or both, and a Participant.

11.6 Amendment and Modification.

(a) The Board may amend the Plan in its sole discretion.

(b) The Committee may amend the Plan, any Payment Election Form or any ancillary form or document related to the Plan to facilitate its administration or to comply or make the Plan consistent with applicable law, including ERISA and the Code.

(c) Any amendment that reduces the amount credited to an Account shall be effective only with the affected Participant’s or Beneficiary’s written consent. Notwithstanding the foregoing, consent shall not be required if the Board or the Committee, as the case may be, reasonably determines that an amendment is necessary to avoid Federal income taxation on Accounts prior to payment or to maintain the Plan’s status as an unfunded “top hat” plan under ERISA.

(d) No amendment shall provide for the payment or notional investment of an Award in the form of units or shares of common stock issued by the Company or in a manner otherwise constituting a security or derivative security within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended.

11.7 Governing Law. The Plan is governed by the internal laws of the Commonwealth of Massachusetts, in all respects, including matters of construction, validity and performance.

11.8 Merger or Consolidation. The obligations and responsibilities of the Company under the Plan shall be assumed by any successor or acquirer, and all of the rights, privileges and benefits of the Participants and Beneficiaries shall continue. This Section 11.8 shall apply to any merger or a consolidation by the Company with another corporation or entity, or the acquisition of substantially all of the assets or outstanding stock of the Company by another corporation or entity, whether or not it qualifies as a Change of Control.

11.9 Entire Plan. The Plan, any written amendments hereto, Payment Election Forms, and each designation of a Beneficiary hereunder shall be deemed to contain all the terms and provisions of the Plan and shall constitute the entire Plan.

The Plan was approved by the Board of Directors on September 27, 2005, to be effective as of the date first set forth above.

ARIAD PHARMACEUTICALS, INC.

/s/ Harvey J. Berger, M.D

By: Harvey J. Berger, M.D.
Its: Chairman and Chief Executive Officer

EXHIBIT A

INITIAL PARTICIPANTS

Set forth below are the individuals who shall be deemed Participants in the Plan as of the Effective Date:

Laurie Allen

Camille Bedrosian

David Berstein

Joseph Bratica

Timothy Clackson

David Dalgarno

Edward Fitzgerald

John Iuliucci

Maryann Krane

Jay LaMarche

Thomas Pearson

Tomi Sawyer